Exhibit 99.1
NEWS RELEASE

NCI Building Systems Reports
First Quarter 2017 Results

HOUSTON, March 7, 2017 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) today reported financial results for the first fiscal quarter ended January 29, 2017.
First Quarter 2017 Financial and Operational Highlights:

•	Sales rose 5.9% to $391.7 million, compared to $370.0 million in last year’s first quarter, driven by an improvement in underlying tonnage volumes and increased pricing

•	Gross profit for the quarter was $84.0 million or 21.4% of revenues compared to $89.7 million or 24.2% of revenues in the prior year’s first quarter

•	Net income decreased to $2.0 million from $5.9 million in last year’s first quarter

•	Net income per diluted common share was $0.03 compared to $0.08 in the prior year first quarter. Adjusted Net Income was $0.05 per diluted common share compared to $0.07 in last year’s first quarter

•	Adjusted EBITDA was $26.2 million or 6.7% of revenue for the period compared to the prior year’s first quarter Adjusted EBITDA of $29.1 million or 7.9% of revenue

•	Total consolidated backlog increased to $527.1 million, up 10.3% year-over-year
Norman C. Chambers, Chairman and Chief Executive Officer, commented, “We are pleased with our first quarter results, which were higher than the guidance we provided due to stronger demand in our Coaters and Components businesses, as well as commercial discipline in an environment of increasing input costs. We continue to be encouraged by the strength of our internal economic indicators, steel pricing trends and, most importantly, the year-over-year growth in our bookings and backlog, both of which are being driven by increased demand for our legacy and insulated metal panel products. Looking ahead, we anticipate that the growth in all our businesses during the second quarter will strengthen the first half of the year and allow us to achieve our top and bottom line financial targets for 2017.”
First Quarter 2017 Results
First quarter 2017 sales increased to $391.7 million, or 5.9%, from $370.0 million in last year's first quarter, due to an increase in tonnage volumes, most notably in the Coaters and Components segments, as well as continued commercial discipline in passing through rising steel prices.
Gross profit decreased 6.4% to $84.0 million from $89.7 million in the first quarter of 2016 and gross profit margin contracted 280 basis points to 21.4%, compared to 24.2% in the prior year period. The decline in margin was driven primarily by a combination of rapidly rising steel input costs (versus rapidly declining input costs in the prior year period) combined with a less favorable product mix in the Components segment, where cold storage represented the largest part of the insulated metal panels (IMP) sales for the period and an IMP manufacturing facility was off line for scheduled improvements. Additionally in the first quarter of 2016 as previously reported, NCI recorded a $0.7 million gain on the sale of an asset. Steel input costs, which can impact any given quarter due to the timing of steel cost changes, historically do not impact gross margins when viewed from a broader full year perspective. The Company passes on steel cost increases.
Engineering, selling, general and administrative (ESG&A) expenses decreased to $69.0 million from $69.9 million in the first quarter of 2016 as a result of lower year-over-year incentive compensation and cost reduction initiatives. As a percentage of revenues, ESG&A expenses decreased approximately 130 basis points to 17.6% in the 2017 first quarter compared to 18.9% in the prior year’s period.
Operating income decreased to $9.9 million compared to $15.3 million in the prior year’s first quarter. Adjusted operating income, a non-GAAP measure which excludes identified special items, decreased to $12.5 million in the current quarter from $16.7 million in the first quarter of 2016.

First quarter 2017 net income applicable to common shares was $2.0 million, or $0.03 per diluted common share compared to the prior year’s $5.8 million, or $0.08 per diluted common share. Net income was impacted by the following special items: $2.3 million of restructuring and impairment charges; and $0.4 million of strategic development and acquisition integration costs which were offset by $1.0 million from the related tax effect. Excluding the impact of these special items, the Company reported adjusted net income applicable to common shares, a non-GAAP measure, of $3.6 million, or $0.05 per diluted common share, compared to $4.9 million, or $0.07 per diluted common share, in the first quarter of 2016.
Adjusted EBITDA, a non-GAAP measure, defined in accordance with the Company's Credit Agreement as earnings before interest, taxes, depreciation and amortization, and cash and other non-cash items, was $26.2 million, down 10.1% from $29.1 million in the prior year’s first quarter.
Please see the reconciliation of Adjusted Operating Income, Adjusted Net Income and Adjusted EBITDA in the accompanying financial tables.
Cash and cash equivalents at quarter’s end was $15.8 million compared to $73.8 million in the comparable period in fiscal 2016 and declined sequentially from $65.4 million at the end of the fourth quarter of fiscal 2016 as a result of a substantial investment in inventory ahead of rising steel costs. The Company paid down an additional $10 million under its term loan in the first quarter of fiscal 2017, the ninth consecutive quarter of debt repayment. Additionally, the Company utilized $3.5 million to repurchase 0.2 million shares during the quarter at an average purchase price of $14.18 per share. NCI’s net debt leverage ratio at the end of the first fiscal quarter was 2.3x compared to 2.0x at the end of the fourth quarter of 2016. In addition, the Company’s $150.0 million ABL facility remained undrawn as of January 29, 2017.
First Quarter 2017 Segment Performance
Third party sales in the Buildings group decreased 0.6% to $145.0 million in the first quarter from $146.0 million in the prior year quarter, primarily as a result of the slowdown in business activity prior to the November election. Operating income was $6.5 million for the quarter compared to $12.5 million in the first quarter of 2016. Adjusted operating income decreased to $8.4 million in the current quarter, compared to $12.2 million in the first quarter of fiscal 2016. The decrease in the segment’s operating margins relates primarily to steep increases in steel prices for the period compared to the first quarter of 2016 where steel prices were in a steeply declining market.
The Components group generated $219.0 million in third-party sales during the quarter, an increase of 7.9% from $202.9 million in the first quarter of fiscal 2016, led by growth in the IMP product lines, as well as continued strength in the legacy metal component products. Operating income was $16.0 million for the quarter compared to $16.1 million in the first quarter of 2016. Adjusted operating income decreased to $16.3 million from $16.8 million in the same quarter last fiscal year. The Components segment’s profitability benefited from good volume growth and commercial discipline during the period, offset by a predominance of cold storage in the product mix for IMP and an IMP plant being off line for planned improvements.
Third party sales in the Coatings group were $27.7 million, a 31.0% increase from $21.2 million in last year’s first quarter. Operating income increased 8.8% to $5.2 million in the first quarter of fiscal 2017, compared to $4.8 million reported in the same period last year. Operating margins in the Coatings group were lower than the prior year primarily due to the intercompany product mix and the insourcing of intercompany processing activities that were incremental, but at lower margins.
Market Commentary
The leading indicators that NCI follows and that typically have the most meaningful correlation to nonresidential low-rise construction starts are the American Institute of Architects’ (“AIA”) Architecture Mixed Use Index, Dodge Residential single family starts and the Conference Board Leading Economic Index (“LEI”). Historically, there has been a very high correlation to the Dodge low-rise nonresidential starts when the three leading indicators are combined and then seasonally adjusted. The combined forward projection of these metrics, based on a 9 to 14-month historical lag for each metric, indicates an expected positive growth of 3.0% - 6.0% for low-rise new construction starts in fiscal 2017, with the majority of that growth occurring in the second half of the Company’s fiscal year.
Current market data from internal bookings shows improvements in a majority of NCI’s primary markets, including agriculture, commercial, industrial and institutional. In particular, commercial and manufacturing warehousing, office and banks, hangars, residential and governmental buildings have shown year-over-year positive growth. Overall, a majority of NCI’s geographic markets demonstrated year-over-year growth with South Atlantic and East North Central being particularly strong during the quarter.
Outlook and Guidance
For the full year, NCI continues to expect 2017 to be a better year than 2016 in terms of revenues and Adjusted EBITDA, driven primarily by the Company’s ability to leverage expected market growth, its ongoing cost savings initiatives and opportunities to expand the IMP product lines. The Company’s two on-going cost savings initiatives in manufacturing consolidation and ESG&A are expected to generate $30 to $40 million in cost savings by the end of 2018. During fiscal 2017, these two initiatives are anticipated to generate an incremental $10.0 million in cost savings.
Similar to past years’ seasonal trends, the Company expects the second half performance in 2017 to be stronger than the first half. For the second quarter of fiscal 2017, NCI expects revenues to be in the range of $400 to $425 million and gross profit margins to be in the range of 22.5% to 24.5%. For the full year fiscal 2017, the Company continues to expect revenues to be in the range of $1.75 to $1.85 billion and Adjusted EBITDA to be in the range of $175.0 to $205.0 million.
The Company has provided additional detailed financial guidance in the quarterly supplemental presentation at www.ncibuildingsystems.com under the “Investors” section.
Conference Call Information
The NCI Building Systems, Inc. first quarter 2017 conference call is scheduled for Wednesday, March 8, 2017, at 9:00 a.m. ET (8:00 a.m. CT). Please dial 1-412-902-0003 or 1-877-407-0672 (toll-free) to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncibuildingsystems.com. To access the taped telephone replay, please dial 1-201-612-7415 or 1-877-660-6853 (toll-free) and the passcode 13654040# when prompted. The taped replay will be available two hours after the call through March 22, 2017. A replay of the webcast will be available on the Company’s website under the Event Calendar, Calls & Webcast section of the Investor Relations page of the NCI website for approximately 90 days.
About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.
Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "anticipate," "guidance," "plan," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Such forward-looking statements include, but are not limited to, the Company’s belief that the growth in all its businesses during the second quarter will strengthen the first half of the year and allow the Company to achieve its top and bottom line financial targets for 2017, the Company’s expectation of a 3.0% - 6.0% year-over-year increase in low-rise nonresidential new construction starts in fiscal 2017, with the majority of that growth occurring in the second half of the Company’s fiscal year, the Company’s expectation of year-over-year improvement in revenue and Adjusted EBITDA, the Company’s belief that its two key cost initiatives in manufacturing consolidation and ESG&A are expected to generate $10 million in cost savings in fiscal 2017, and between $30 to $40 million in cost savings by the end of fiscal 2018, the Company’s expectation that the second half performance in fiscal 2017 will be stronger than the first half, the Company’s expectation that for second quarter fiscal 2017, NCI expects revenues to be in the range of $400 to $425 million and gross profit margins to be in the range of 22.5% to 24.5%, and the Company’s expectation that for the full year fiscal 2017, the Company expects revenues to be in the range of $1.75 to $1.85 billion and Adjusted EBITDA to be in the range of $175 to $205 million. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including the 8.25% senior notes due 2023, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; our ability to carry out our restructuring plans and to fully realize the expected cost savings, enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of the Company's stock price; dilutive effect on the Company's common stockholders of potential future sales of the Company's common stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd-Frank Act; the timing and amount of our stock repurchases; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended October 30, 2016, which identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Fiscal Three Months Ended
	January 29, 2017	January 31, 2016
Sales	$391,703	$370,014
Cost of sales	307,752	281,023
Gain on sale of assets and asset recovery	—	(725)
Gross profit	83,951	89,716
	21.4%	24.2%

Engineering, selling, general and administrative expenses	69,039	69,850
Intangible asset amortization	2,405	2,416
Strategic development and acquisition related costs	357	681
Restructuring and impairment charges	2,264	1,510
Income from operations	9,886	15,259

Gain from bargain purchase	—	1,864
Interest income	5	22
Interest expense	(6,886)	(7,869)
Foreign exchange loss	(78)	(742)
Other income (expense), net	387	(189)
Income before income taxes	3,314	8,345
Provision for income taxes	1,275	2,453
	38.5%	29.4%

Net income	$2,039	$5,892
Net income allocated to participating securities	(8)	(57)
Net income applicable to common shares	$2,031	$5,835

Income per common share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

Weighted average number of common shares outstanding:
Basic	70,875	73,261
Diluted	71,088	73,771

Increase in sales	5.9%	14.6%

Engineering, selling, general and administrative expenses percentage	17.6%	18.9%

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 29, 2017	October 30, 2016

ASSETS
Cash and cash equivalents	$15,789	$65,403
Restricted cash	192	310
Accounts receivable, net	161,492	182,258
Inventories, net	191,756	186,824
Income taxes receivable	7,758	982
Deferred income taxes	25,987	29,104
Investments in debt and equity securities, at market	5,916	5,748
Prepaid expenses and other	27,007	29,971
Assets held for sale	4,256	4,256
Total current assets	440,153	504,856

Property, plant and equipment, net	238,581	242,212
Goodwill	154,291	154,271
Intangible assets, net	144,363	146,769
Other assets, net	2,022	2,092
Total assets	$979,410	$1,050,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$29	$460
Accounts payable	112,714	142,913
Accrued compensation and benefits	54,004	72,612
Accrued interest	1,296	7,165
Other accrued expenses	93,392	103,384
Total current liabilities	261,435	326,534

Long-term debt, net of deferred financing costs of $7,719 and $8,096	386,428	396,051
Deferred income taxes	26,970	24,804
Other long-term liabilities	21,481	21,494
Total long-term liabilities	434,879	442,349

Common stock	712	715
Additional paid-in capital	595,794	603,120
Accumulated deficit	(300,667)	(302,706)
Accumulated other comprehensive loss, net	(10,467)	(10,553)
Treasury stock, at cost	(2,276)	(9,259)
Total stockholders’ equity	283,096	281,317

Total liabilities and stockholders’ equity	$979,410	$1,050,200

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Three Months Ended
	January 29, 2017	January 31, 2016
Cash flows from operating activities:
Net income	$2,039	$5,892
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,315	10,747
Amortization of deferred financing costs	477	477
Share-based compensation expense	3,042	2,582
(Gains) losses on assets, net	125	(2,589)
Provision for doubtful accounts	1,586	1,467
Provision for deferred income taxes	26	1,992
Excess tax (benefits) shortfalls from share-based compensation arrangements	(1,515)	261
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	19,181	23,669
Inventories	(4,932)	7,469
Income taxes receivable	(6,777)	—
Prepaid expenses and other	2,157	1,899
Accounts payable	(30,199)	(35,619)
Accrued expenses	(27,240)	(22,100)
Other, net	(163)	(347)
Net cash used in operating activities	(31,878)	(4,200)
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,071)
Capital expenditures	(4,120)	(5,772)
Proceeds from sale of property, plant and equipment	—	3,066
Net cash used in investing activities	(4,120)	(5,777)
Cash flows from financing activities:
Refund (deposit) of restricted cash	117	(93)
Proceeds from stock options exercised	1,019	—
Excess tax benefits (shortfalls) from share-based compensation arrangements	1,515	(261)
Proceeds from Amended ABL facility	30,000	—
Payments on Amended ABL facility	(30,000)	—
Payments on term loan	(10,000)	(10,000)
Payments on note payable	(431)	(514)
Purchases of treasury stock	(5,922)	(4,627)
Net cash used in financing activities	(13,702)	(15,495)
Effect of exchange rate changes on cash and cash equivalents	86	(341)
Net decrease in cash and cash equivalents	(49,614)	(25,813)
Cash and cash equivalents at beginning of period	65,403	99,662
Cash and cash equivalents at end of period	$15,789	$73,849

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME PER DILUTED COMMON SHARE AND NET INCOME COMPARISON
(Unaudited)

	Fiscal Three Months Ended
	January 29, 2017	January 31, 2016
Net income per diluted common share, GAAP basis	$0.03	$0.08
Restructuring and impairment charges	0.03	0.02
Strategic development and acquisition related costs	0.00	0.01
(Gain) on sale of assets and asset recovery	—	(0.01)
(Gain) from bargain purchase	—	(0.03)
Tax effect of applicable non-GAAP adjustments(2)	(0.01)	(0.01)
Adjusted net income per diluted common share(1)	$0.05	$0.07

	Fiscal Three Months Ended
	January 29, 2017	January 31, 2016
Net income per diluted common share, GAAP basis	$2,031	$5,835
Restructuring and impairment charges	2,264	1,510
Strategic development and acquisition related costs	357	681
(Gain) on sale of assets and asset recovery	—	(725)
(Gain) from bargain purchase	—	(1,864)
Tax effect of applicable non-GAAP adjustments(2)	(1,022)	(572)
Adjusted net income applicable to common shares(1)	$3,630	$4,865

(1)
The Company discloses a tabular comparison of Adjusted net income per diluted common share and Adjusted net income applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted net income per diluted common share and Adjusted net income applicable to common shares should not be considered in isolation or as a substitute for net income per diluted common share and net income applicable to common shares as reported on the face of our consolidated statements of operations.

(2)	The Company calculated the tax effect of non-GAAP adjustments by applying the applicable statutory tax rate for the period to each applicable non-GAAP item.

NCI Building Systems, Inc.
Business Segments
(In thousands)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Three Months Ended		$	%
	January 29, 2017		January 31, 2016		Inc/(Dec)	Change
		% of Total Sales		% of Total Sales
Sales:
Engineered building systems	$151,263	33	$148,975	34	$2,288	1.5%
Metal components	245,300	53	230,456	54	14,844	6.4%
Metal coil coating	64,202	14	51,206	12	12,996	25.4%
Total sales	460,765	100	430,637	100	30,128	7.0%
Less: Intersegment sales	69,062	15	60,623	14	8,439	13.9%
Total net sales	$391,703	85	$370,014	86	$21,689	5.9%

		% of Sales		% of Sales
Operating income (loss):
Engineered building systems	$6,503	4	$12,462	8	$(5,959)	-47.8%
Metal components	16,030	7	16,104	7	(74)	-0.5%
Metal coil coating	5,244	8	4,819	9	425	8.8%
Corporate	(17,891)	—	(18,126)	—	235	1.3%
Total operating income (% of sales)	$9,886	3	$15,259	4	$(5,373)	-35.2%

		% of Sales		% of Sales
Adjusted operating income (loss)(1):
Engineered building systems	$8,413	6	$12,237	8	$(3,824)	-31.2%
Metal components	16,335	7	16,755	7	(420)	-2.5%
Metal coil coating	5,244	8	4,819	9	425	8.8%
Corporate	(17,485)	—	(17,086)	—	(399)	-2.3%
Total adjusted operating income (% of sales)	$12,507	3	$16,725	5	$(4,218)	-25.2%

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure, because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statements of operations. See the reconciliation of Adjusted operating income (loss) to operating income (loss) on the following page.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED JANUARY 29, 2017 AND JANUARY 31, 2016
(In thousands)
(Unaudited)

	Three Months Ended January 29, 2017
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$6,503	$16,030	$5,244	$(17,891)	$9,886
Restructuring and impairment charges	1,910	305	—	49	2,264
Strategic development and acquisition related costs	—	—	—	357	357
Adjusted operating income (loss)(1)	$8,413	$16,335	$5,244	$(17,485)	$12,507

	Three Months Ended January 31, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$12,462	$16,104	$4,819	$(18,126)	$15,259
Restructuring and impairment charges	500	285	—	725	1,510
Strategic development and acquisition related costs	—	366	—	315	681
(Gain) on sale of assets and asset recovery	(725)	—	—	—	(725)
Adjusted operating income (loss)(1)	$12,237	$16,755	$4,819	$(17,086)	$16,725

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure, because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statements of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	2nd Quarter May 1, 2016	3rd Quarter July 31, 2016	4th Quarter October 30, 2016	1st Quarter January 29, 2017	Trailing 12 Months January 29, 2017
Net income	$2,420	$23,715	$19,001	$2,039	$47,175
Add:
Depreciation and amortization	10,765	10,595	9,817	10,315	41,492
Consolidated interest expense, net	7,792	7,685	7,548	6,881	29,906
Provision for income taxes	1,209	11,627	12,649	1,275	26,760
Restructuring and impairment charges	1,149	778	815	2,264	5,006
Strategic development and acquisition related costs	579	819	590	357	2,345
Share-based compensation	2,468	2,661	3,181	3,042	11,352
(Gain) loss on sale of assets and asset recovery	(927)	(52)	62	—	(917)
Adjusted EBITDA(1)	$25,455	$57,828	$53,663	$26,173	$163,119

	2nd Quarter May 3, 2015	3rd Quarter August 2, 2015	4th Quarter November 1, 2015	1st Quarter January 31, 2016	Trailing 12 Months January 31, 2016
Net income (loss)	$(7,489)	$7,220	$18,407	$5,892	$24,030
Add:
Depreciation and amortization	13,766	14,541	13,354	10,747	52,408
Consolidated interest expense, net	8,280	8,135	7,993	7,847	32,255
Provision (benefit) for income taxes	(4,087)	3,520	10,029	2,453	11,915
Restructuring and impairment charges	1,714	504	7,611	1,510	11,339
(Gain) from bargain purchase	—	—	—	(1,864)	(1,864)
Strategic development and acquisition related costs	628	701	1,143	681	3,153
(Gain) on legal settlements	—	—	(3,765)	—	(3,765)
Fair value adjustments of acquired inventory	775	1,000	—	—	1,775
Share-based compensation	2,201	2,568	1,677	2,582	9,028
(Gain) on sale of assets and asset recovery	—	—	—	(725)	(725)
Adjusted EBITDA(1)	$15,788	$38,189	$56,449	$29,123	$139,549

(1)
The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain special charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain special charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

NCI Building Systems, Inc.
Reconciliation of Segment Sales to Third Party Segment Sales
(In thousands)
(Unaudited)

	Fiscal 1st Qtr 2017		Fiscal 1st Qtr 2016		$ Inc/(Dec)	% Change
Engineered Building Systems
Total Sales	$151,263	33%	$148,975	34%	$2,288	1.5%
Less: Intersegment sales	6,242		3,025		3,217	106.3%
Third Party Sales	$145,021	37%	$145,950	39%	$(929)	-0.6%

Operating Income	$6,503	4%	$12,462	9%	$(5,959)	-47.8%

Metal Components
Total Sales	$245,300	53%	$230,456	54%	$14,844	6.4%
Less: Intersegment sales	26,341		27,555		(1,214)	-4.4%
Third Party Sales	$218,959	56%	$202,901	55%	$16,058	7.9%

Operating Income	$16,030	7%	$16,104	8%	$(74)	-0.5%

Metal Coil Coating
Total Sales	$64,202	14%	$51,206	12%	$12,996	25.4%
Less: Intersegment sales	36,479		30,043		6,436	21.4%
Third Party Sales	$27,723	7%	$21,163	6%	$6,560	31.0%

Operating Income	$5,244	19%	$4,819	23%	$425	8.8%

Consolidated
Total Sales	$460,765	100%	$430,637	100%	$30,128	7.0%
Less: Intersegment	69,062		60,623		8,439	13.9%
Third Party Sales	$391,703	100%	$370,014	100%	$21,689	5.9%

Operating Income	$9,886	3%	$15,259	4%	$(5,373)	-35.2%